Exhibit 10.1

SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of January 18, 2019, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and UNUM THERAPEUTICS INC. (formerly known as Unum Therapeutics, Inc.) (“Borrower”),

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of January 19, 2017, as amended by that certain First Amendment to Loan and Security Agreement, dated as of July 6, 2018 (as further amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Amendments.

a)	Section 2.1(b)(i) of the Agreement is hereby amended and restated to read as follows:

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make a term loan to Borrower in principal amount not to exceed $15,000,000 (the “Term Loan”), in a single advance. Borrower may request the Term Loan at any time from the Closing Date through the Availability End Date. The proceeds of the Term Loan shall be used for general working capital purposes, capital expenditures and/or general corporate purposes.

b)	Section 2.1(b)(ii) of the Agreement is hereby amended and restated to read as follows:

(ii) Interest shall accrue from the date of the Term Loan at the rate specified in Section 2.3(a), and prior to the Amortization Date shall be payable monthly in arrears beginning on the first day of the month next following the date such Term Loan was made, and continuing on the first day of each month thereafter. Any Term Loan that is outstanding on the Amortization Date shall be payable in 24 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the Amortization Date and continuing on the first day of each month thereafter through the Term Loan Maturity Date, at which time all outstanding amounts due in connection with the Term Loan and any other outstanding amounts due under this Agreement shall be immediately due and payable. Term Loan, once repaid, may not be reborrowed. Borrower may prepay any Term Loan without penalty or premium.

c)	Section 2.3(a) of the Agreement is hereby amended and restated to read as follows:

(a) Interest Rate. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of (A) 0.25% above the Prime Rate then in effect, or (B) 3.75%.

d)	Section 2.3(a) of the Agreement is hereby amended and restated to read as follows:

6.6 Primary Depository. Borrower shall at all times maintain at least the lesser of $50,000,000 or substantially all of its cash in depository and operating accounts with Bank or its Affiliates. Without limitation of the foregoing, of the foregoing cash balances maintained with Bank and its Affiliates, (i) until the Term Loan has been funded in accordance with Section 2.1(b)(i), Borrower shall maintain at least the lesser of $50,000,000 or substantially all cash in accounts with Bank, and (ii) after the Term Loan has been funded in accordance with Section 2.1(b)(i), Borrower shall maintain at least the lesser of $15,000,000 or substantially all of the foregoing cash balance in accounts with Bank. Borrower may maintain any excess amounts with other financial institutions, provided that Borrower, Bank, and any such financial institution shall have entered into an account control agreement with respect to any such accounts, in form and substance satisfactory to Bank, provided that no account control agreement shall be required for the Silicon Valley Bank Cash Collateral Account at Silicon Valley Bank if the balance does not exceed $1,255,400 at any time. Borrower may transfer cash to the MSC Subsidiary so long as the MSC Investment Conditions have been met.

e)	Exhibit A to the Agreement is hereby amended by amending or restating, or adding, in appropriate alphabetical order, as applicable, the following defined terms to read as follows:

“Amortization Date” means July 1, 2020, provided that if Borrower shall have provided evidence satisfactory to Bank that Borrower has received after the Second Amendment Date not less than $50,000,000 in net cash proceeds from the issuance of capital stock or as non-refundable strategic collaboration cash payments (including upfront or other milestone payments, but excluding cost-sharing payments) prior to June 30, 2020, the Amortization Date shall be extended to April 1, 2021.

“Availability End Date” means June 30, 2019.

“Second Amendment Date” means January 18, 2019.

“Term Loan Maturity Date” means the two year anniversary of the Amortization Date (as in effect from time to time).

f)	Exhibit D to the Agreement is hereby amended and restated as set forth in Exhibit D attached hereto.

g)	Each reference in the Agreement and in any other Loan Document to “Unum Therapeutics, Inc.” shall be replaced with “Unum Therapeutics Inc.”.

2)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects, Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement and the security interest as granted as of the Closing Date continues without novation.

3)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment. This Amendment constitutes a legal, valid and binding obligation enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. No Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under the Agreement or any other Loan Document.

4)

This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

5)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6)	The terms of Section 11 of the Agreement are incorporated by reference herein, mutatis mutandis.

7)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower;

b)	a Borrower Information Certificate, duly executed by Borrower;

c)	a copy of Borrower’s organizational documents, as in effect as of the Second Amendment Date;

d)

payment of an amendment fee of $15,000 and all Bank Expenses, including Bank’s expenses for the documentation of this amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s deposit account maintained with Bank; and

e)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

UNUM THERAPEUTICS INC.		PACIFIC WESTERN BANK

By:	/s/ Charles Wilson	By:	/s/ Joseph Holmos Dogue
Name:	Charles Wilson	Name:	Joseph Holmos Dogue
Title:	President & CEO	Title:	Senior Vice President

EXHIBIT D

COMPLIANCE CERTIFICATE